Filed Pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated May 3, 2018

To Prospectus dated March 2, 2017

Registration No. 333-216408

Pricing Term Sheet

MONDELĒZ INTERNATIONAL, INC.

Pricing Term Sheet

$750,000,000 3.000% Notes due 2020 (the “2020 Notes”)

$750,000,000 3.625% Notes due 2023 (the “2023 Notes”)

$700,000,000 4.125% Notes due 2028 (the “2028 Notes”)

$300,000,000 4.625% Notes due 2048 (the “2048 Notes”)

Summary of Terms

Issuer:	Mondelēz International, Inc. (the “Company”)

Trade Date:	May 3, 2018

Settlement Date:	May 7, 2018 (T+2)

Principal Amount:	$750,000,000 for the 2020 Notes
$750,000,000 for the 2023 Notes $700,000,000 for the 2028 Notes $300,000,000 for the 2048 Notes

Maturity Date:	May 7, 2020 for the 2020 Notes
May 7, 2023 for the 2023 Notes May 7, 2028 for the 2028 Notes May 7, 2048 for the 2048 Notes

Issue Price (Price to Public):	99.846% for the 2020 Notes 99.742% for the 2023 Notes 99.022% for the 2028 Notes 98.373% for the 2048 Notes

Benchmark Treasury:	2.375% due April 30, 2020 for the 2020 Notes 2.750% due April 30, 2023 for the 2023 Notes 2.750% due February 2, 2028 for the 2028 Notes 2.750% due November 15, 2047 for the 2048 Notes

Benchmark Treasury Yield:	2.480% for the 2020 Notes 2.782% for the 2023 Notes 2.946% for the 2028 Notes 3.127% for the 2048 Notes

Spread to Benchmark Treasury:	+60 bps for the 2020 Notes +90 bps for the 2023 Notes +130 bps for the 2028 Notes +160 bps for the 2048 Notes

Yield to Maturity:	3.080% for the 2020 Notes 3.682% for the 2023 Notes 4.246% for the 2028 Notes 4.727% for the 2048 Notes

Coupon:	3.000% for the 2020 Notes 3.625% for the 2023 Notes 4.125% for the 2028 Notes 4.625% for the 2048 Notes

Interest Payment Dates:	Semi-annually on May 7 and November 7 of each year, commencing November 7, 2018

Day Count Convention:	30/360

Optional Redemption:

2020 Notes: Prior to May 7, 2020 (the maturity date of the 2020 Notes), the greater of par and make-whole at Treasury plus 10 bps, plus accrued and unpaid interest to the date of redemption.

2023 Notes: Prior to April 7, 2023, the greater of par and make-whole at Treasury plus 15 bps, plus accrued and unpaid interest to the date of redemption. On or after April 7, 2023, at par, plus accrued and unpaid interest to the date of redemption.

2028 Notes: Prior to February 7, 2028, the greater of par and make-whole at Treasury plus 20 bps, plus accrued and unpaid interest to the date of redemption. On or after February 7, 2028, at par, plus accrued and unpaid interest to the date of redemption.

2048 Notes: Prior to November, 2047, the greater of par and make-whole at Treasury plus 25 bps, plus accrued and unpaid interest to the date of redemption. On or after November 7, 2047, at par, plus accrued and unpaid interest to the date of redemption.

Denominations:	$2,000 x $1,000

CUSIP/ISIN:	609207 AN5/US609207AN51 for the 2020 Notes 609207 AQ8/US609207AQ82 for the 2023 Notes 609207 AM7/US609207AM78 for the 2028 Notes 609207 AP0/US609207AP00 for the 2048 Notes

Other Information

Anticipated Long-Term Senior Unsecured Debt Ratings*:	Moody’s: Baa1 S&P: BBB

Underwriters:

Joint Book-Running Managers:

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

Barclays Capital Inc.

BNP Paribas Securities Corp.

MUFG Securities Americas Inc.

Wells Fargo Securities, LLC

Senior Co-Managers:

BBVA Securities, Inc.

Commerz Markets, LLC

Credit Agricole Securities (USA) Inc.

Santander Investment Securities, Inc.

SMBC Nikko Securities America, Inc.

Westpac Capital Markets, LLC

Co-Managers:

Academy Securities, Inc.

Drexel Hamilton, LLC

Loop Capital Markets LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling by calling Citigroup Global Markets Inc. at +1 (800) 831-9146, by calling Credit Suisse Securities (USA) LLC at +1 (800) 221-1037, by calling J.P. Morgan Securities LLC at +1 (212) 834-4533 (collect) or by calling Mizuho Securities USA LLC at +1 (866) 271-7403.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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